UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
October 31, 2007
BIOPURE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-15167 (Commission File Number)	04-2836871 (IRS Employer Identification No.)
11 HURLEY STREET
CAMBRIDGE, MA 02141
(Address of principal executive offices and zip code)
(617) 234-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(d))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    Other Events.
     Biopure Corporation (the “Company”) announced today that it has priced the sale of 16,850,000 shares of Class A common stock and 16,850,000 associated warrants at $0.85 per share and associated warrant in an underwritten public offering. The shares and warrants will be offered to the public pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-146013), as amended (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on October 31, 2007.
     Each investor will receive a warrant to purchase one share of the Company’s Class A common stock, at an exercise price of $1.0625 per share, for each share of Class A common stock purchased. The Company expects to receive net proceeds of approximately $13.0 million (or $15.0 million if the underwriters exercise their over-allotment option in full), which the Company intends to use for general corporate and working capital purposes.
     Dawson James Securities, Inc. will serve as the lead underwriter for the offering pursuant to an underwriting agreement between the Company and the underwriters, the form of which was filed as Exhibit 1.1 to Pre-Effective Amendment No. 3 to the Registration Statement filed with the Commission on October 31, 2007. The Company has granted the underwriters a 45-day option to purchase an additional 2,527,500 shares and 2,527,500 associated warrants from the Company to cover over-allotments incurred in the offering, if any.
     The full text of Company’s press release announcing the pricing of the offering is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
ITEM 9.01.    Financial Statements and Exhibits.
(d)     Exhibits
         99.1           Press Release issued by the Company on November 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPURE CORPORATION
Date: October 31, 2007	By:	/s/ R. Todd Wood
		Name:	R. Todd Wood
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Biopure Corporation on November 1, 2007